Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Aralez Pharmaceuticals Inc. for the registration of common shares, preferred shares, warrants, and debt securities and to the incorporation by reference therein of our reports dated March 13, 2017, with respect to the consolidated financial statements of Aralez Pharmaceuticals Inc., and the effectiveness of internal control over financial reporting of Aralez Pharmaceuticals Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
November 9, 2017